KRONOS WORLDWIDE, INC. SUSPENDS REGULAR QUARTERLY DIVIDEND

DALLAS, TEXAS – February 13, 2009 – Kronos Worldwide, Inc. (NYSE:  KRO) announced today that that its board of directors suspended Kronos Worldwide’s regular quarterly dividend of twenty five cents ($0.25) per share on its common stock.

Steven L. Watson, vice chairman of the board of Kronos, said, “The regular quarterly dividend was suspended after considering the challenges and opportunities that exist in the TiO2 pigment industry.  Due to the current economic and financial conditions, we believe it is prudent to maintain our liquidity and strengthen our balance sheet in order to take advantage of potential opportunities in the chemical markets, including acquisitions of TiO2 pigment manufacturing facilities, if and when such strategic opportunities arise.  The declaration and payment of future dividends will be dependent upon the board’s consideration of Kronos Worldwide’s results of operations, financial condition, cash requirements, contractual requirements and restrictions, strategic plans and other factors deemed relevant by the board of directors.”

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although Kronos Worldwide believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, Kronos Worldwide continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in Kronos Worldwide’s U.S. Securities and Exchange Commission filings.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected.  Kronos Worldwide disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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